Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
October 20, 2016

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2016 THIRD QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — October 20, 2016 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the third quarter ended September 30, 2016.

Consolidated net income available to common stockholders for the third quarter of 2016 was $111.1 million, or $2.12 per diluted common share, compared to $93.0 million, or $1.78 per diluted common share, for the second quarter of 2016. Consolidated net income available to common stockholders for the nine months ended September 30, 2016 was $283.2 million, or $5.42 per diluted common share, compared to $256.4 million, or $4.94 per diluted common share, for the comparable 2015 period.

"We delivered a strong quarter on all fronts marked by healthy loan growth, stable credit quality, solid core fee income, and sizeable investment and warrant gains," said Greg Becker, President and CEO of SVB Financial Group. "Our clients continue to demonstrate resilience through market shifts and we believe our unique platform and ability to help them succeed will remain significant advantages now and in the long term. Despite the persistent impact of market uncertainty and low rates, we see similar trends going into 2017 and expect solid performance for the upcoming year."
Highlights of our third quarter 2016 results (compared to second quarter 2016, unless otherwise noted) included:

•	Average loan balances of $18.6 billion, an increase of $0.4 billion (or 2.5 percent).

•	Average investment securities, excluding non-marketable and other securities, of $20.7 billion, a decrease of $1.0 billion (or 4.7 percent).

•
Average total client funds (consisting of both on-balance sheet deposits and off-balance sheet client investment funds) remained flat at $81.0 billion, with average on-balance sheet deposits decreasing by $250 million (or 0.7 percent), offset by average off-balance sheet client investment funds increasing by $222 million (or 0.5 percent).

•	Net interest income (fully taxable equivalent basis) of $289.4 million, an increase of $5.8 million (or 2.0 percent).

•	Net interest margin of 2.75 percent, an increase of 2 basis points.

•	Provision for loan losses of $19.0 million, compared to $36.3 million.

•
Gains on investment securities of $23.2 million, compared to $23.3 million. Non-GAAP gains on investment securities, net of noncontrolling interests, were $18.4 million, compared to $21.6 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Gains on equity warrant assets of $21.6 million, compared to $5.1 million.

•
Noninterest income of $144.1 million, an increase of $31.4 million (or 27.8 percent). Non-GAAP core fee income increased $6.0 million (or 8.2 percent) to $80.5 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Noninterest expense of $221.8 million, an increase of $21.5 million (or 10.7 percent).

Third Quarter 2016 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Nine months ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	September 30, 2016	September 30, 2015
Income statement:
Diluted earnings per common share	$2.12	$1.78	$1.52	$1.68	$1.57	$5.42	$4.94
Net income available to common stockholders	111.1	93.0	79.2	87.5	81.7	283.2	256.4
Net interest income	289.2	283.3	281.4	269.1	254.7	853.9	737.4
Provision for loan losses	19.0	36.3	33.3	31.3	33.4	88.6	66.4
Noninterest income	144.1	112.8	86.1	114.5	108.5	343.1	358.3
Noninterest expense	221.8	200.4	204.0	208.6	184.8	626.2	569.4
Non-GAAP core fee income (1)	80.5	74.5	76.5	72.7	68.4	231.5	192.7
Non-GAAP noninterest income, net of noncontrolling interests (1)	139.5	111.2	88.8	111.8	102.1	339.4	329.2
Non-GAAP noninterest expense, net of noncontrolling interests (1)	221.7	200.1	204.1	208.4	184.6	625.9	568.8
Fully taxable equivalent:
Net interest income (2)	$289.4	$283.6	$281.7	$269.4	$255.0	$854.8	$738.6
Net interest margin	2.75%	2.73%	2.67%	2.54%	2.50%	2.72%	2.57%
Balance sheet:
Average total assets	$43,451.3	$43,370.0	$44,190.2	$43,634.8	$42,014.2	$43,669.7	$39,911.5
Average loans, net of unearned income	18,647.2	18,199.3	17,012.4	15,745.6	14,916.7	17,955.5	14,431.8
Average available-for-sale securities	12,743.7	13,399.3	14,692.6	15,314.8	15,035.1	13,608.7	14,140.0
Average held-to-maturity securities	8,003.8	8,382.8	8,658.7	8,220.5	7,879.0	8,347.2	7,697.3
Average noninterest-bearing demand deposits	30,522.3	30,342.4	31,219.5	30,531.1	28,791.7	30,694.1	26,909.4
Average interest-bearing deposits	7,387.4	7,817.5	8,048.6	8,373.6	8,591.3	7,749.9	8,503.9
Average total deposits	37,909.8	38,160.0	39,268.1	38,904.7	37,383.1	38,444.0	35,413.4
Average long-term debt	796.2	796.5	796.7	797.1	797.3	796.4	766.9
Period-end total assets	43,274.0	43,132.7	43,573.9	44,686.7	41,731.0	43,274.0	41,731.0
Period-end loans, net of unearned income	19,112.3	18,833.8	17,735.1	16,742.1	15,314.6	19,112.3	15,314.6
Period-end available-for-sale securities	12,665.7	13,058.6	14,327.1	16,380.7	15,307.7	12,665.7	15,307.7
Period-end held-to-maturity securities	7,791.9	8,200.4	8,548.2	8,791.0	8,306.5	7,791.9	8,306.5
Period-end non-marketable and other securities	625.2	664.1	668.5	674.9	650.6	625.2	650.6
Period-end noninterest-bearing demand deposits	31,029.0	30,287.8	30,933.3	30,867.5	28,659.0	31,029.0	28,659.0
Period-end interest-bearing deposits	7,160.4	7,308.7	7,826.5	8,275.3	8,390.5	7,160.4	8,390.5
Period-end total deposits	38,189.4	37,596.6	38,759.7	39,142.8	37,049.4	38,189.4	37,049.4
Off-balance sheet:
Average client investment funds	$43,105.5	$42,883.3	$42,471.6	$43,436.2	$41,972.9	$42,820.1	$37,822.5
Period-end client investment funds	43,343.7	43,072.4	42,273.5	43,991.7	43,566.7	43,343.7	43,566.7
Total unfunded credit commitments	16,297.1	15,502.5	15,880.2	15,614.4	16,087.3	16,297.1	16,087.3
Earnings ratios:
Return on average assets (annualized) (3)	1.02%	0.86%	0.72%	0.80%	0.77%	0.87%	0.86%
Return on average SVBFG stockholders’ equity (annualized) (4)	12.32	10.83	9.59	10.74	10.35	10.95	11.34
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.25%	1.29%	1.29%	1.29%	1.28%	1.25%	1.28%
Allowance for loan losses for performing loans as a % of total gross performing loans	1.03	0.98	1.01	0.99	0.99	1.03	0.99
Gross charge-offs as a % of average total gross loans (annualized)	0.52	0.45	0.61	0.29	0.77	0.53	0.36
Net charge-offs as a % of average total gross loans (annualized)	0.48	0.43	0.49	0.28	0.75	0.47	0.31
Other ratios:
GAAP operating efficiency ratio (5)	51.19%	50.58%	55.51%	54.39%	50.88%	52.32%	51.97%
Non-GAAP operating efficiency ratio (1)	51.69	50.69	55.09	54.67	51.69	52.41	53.27
SVBFG CET 1 risk-based capital ratio	12.75	12.43	12.38	12.28	12.48	12.75	12.48
Bank CET 1 risk-based capital ratio	12.77	12.57	12.57	12.52	12.79	12.77	12.79
SVBFG total risk-based capital ratio	14.22	13.92	13.90	13.84	14.05	14.22	14.05
Bank total risk-based capital ratio	13.83	13.65	13.66	13.60	13.85	13.83	13.85
SVBFG tier 1 leverage ratio	8.35	8.08	7.69	7.63	7.67	8.35	7.67
Bank tier 1 leverage ratio	7.74	7.56	7.19	7.09	7.13	7.74	7.13
Period-end loans, net of unearned income, to deposits ratio	50.05	50.09	45.76	42.77	41.34	50.05	41.34
Average loans, net of unearned income, to average deposits ratio	49.19	47.69	43.32	40.47	39.90	46.71	40.75

Book value per common share (6)	$69.02	$67.38	$65.40	$61.97	$61.66	$69.02	$61.66
Other statistics:
Average full-time equivalent employees	2,255	2,182	2,160	2,073	2,030	2,199	1,981
Period-end full-time equivalent employees	2,280	2,188	2,170	2,089	2,054	2,280	2,054

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.3 million for the quarters ended September 30, 2016, June 30, 2016, March 31, 2016 and $0.4 million for the quarters ended December 31, 2015 and September 30, 2015. The taxable equivalent adjustments were $0.9 million and $1.2 million for the nine months ended September 30, 2016 and 2015, respectively.

(3)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average SVBFG stockholders’ equity.

(5)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(6)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.
Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $289.4 million for the third quarter of 2016, compared to $283.6 million for the second quarter of 2016. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the second quarter of 2016 to the third quarter of 2016. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q3'16 compared to Q2'16
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$569	$100	$669
AFS / HTM fixed income investment securities	(4,011)	795	(3,216)
Loans	6,883	2,057	8,940
Increase in interest income, net	3,441	2,952	6,393
Interest expense:
Deposits	(84)	358	274
Short-term borrowings	276	27	303
Long-term debt	1	18	19
Increase in interest expense, net	193	403	596
Increase in net interest income	$3,248	$2,549	$5,797

The increase in net interest income, on a fully taxable equivalent basis, from the second quarter of 2016 to the third quarter of 2016, was attributable primarily to the following:

•
An increase in interest income from loans of $8.9 million to $214.2 million for the third quarter of 2016. The increase was primarily related to a $448 million increase in average loan balances and $3.8 million of increased fee income from loan prepayments as well as $2.3 million from one additional day in the third quarter of 2016 (compared to the second quarter of 2016). Loan fee yields increased seven basis points reflective primarily of higher income from loan prepayments during the third quarter, partially offset by a four basis point decrease in gross yields, due primarily to growth in lower-yielding private equity/venture capital and Private Bank loan portfolios.

•
A decrease in interest income from our fixed income investment securities in our available-for-sale ("AFS") and held-to-maturity ("HTM") portfolios of $3.2 million to $84.3 million for the third quarter of 2016. The decrease was primarily due to lower average balances as a result of our second quarter sale of $1.0 billion of fixed income investment securities and our use of fixed income portfolio cash flows in the second and third quarters to fund loans and repay short-term borrowings. Utilization of our fixed income investment portfolio to fund loan growth and repay short-term borrowings was reflective of the slowdown in deposit growth during the first half of 2016. Our overall yields from investment securities remained flat at 1.62 percent, consisting of a decrease in gross yields as a result of maturities of higher-yielding securities, offset by a $1.3 million decrease in premium amortization expense, reflective of higher market interest rates.

Net interest margin, on a fully taxable equivalent basis, was 2.75 percent for the third quarter of 2016, compared to 2.73 percent for the second quarter of 2016. Our net interest margin increased due to a shift in the mix of our interest earning assets towards our loan portfolio. Average loans represented 45 percent of interest earning assets for the third quarter of 2016 compared to 44 percent for the second quarter of 2016. The shift was due to lower average deposit balances which resulted in the utilization of our fixed income investment portfolio cash flows to fund loan growth and repay short-term borrowings during the quarter.

For the third quarter of 2016, 87.8 percent, or $16.6 billion, of our average gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in prime-lending rates or other variable-rate indices. This compares to 86.5 percent, or $16.1 billion, for the second quarter of 2016.

Investment Securities

Our investment securities portfolio consists of: (i) an AFS portfolio and a HTM portfolio, both of which represent primarily interest-earning fixed income investment securities and are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and credit diversification as well as addressing our asset/liability management objectives; and (ii) a non-marketable and other securities portfolio, which represents primarily investments managed as part of our funds management business. Our total period-end fixed income investment securities portfolio decreased $0.8 billion, or 3.8 percent, to $20.5 billion at September 30, 2016. The duration of our fixed income investment securities portfolio was 2.3 years and 2.4 years for September 30, 2016 and June 30, 2016, respectively. Non-marketable and other securities decreased $38.9 million to $625.2 million ($503.8 million net of noncontrolling interests) at September 30, 2016.

Available-for-Sale Securities

Average AFS securities were $12.7 billion for the third quarter of 2016, compared to $13.4 billion for the second quarter of 2016, a decrease of $0.7 billion. Period-end AFS securities were $12.7 billion at September 30, 2016 compared to $13.1 billion at June 30, 2016. The decrease in average AFS securities balances was primarily reflective of the sale of $1.0 billion of fixed income investments during the second quarter of 2016 as well as utilization of AFS portfolio cash flows to fund loan growth and repay short-term borrowings. The decrease in period-end AFS securities balances from the second quarter of 2016 to the third quarter of 2016 was due primarily to portfolio paydowns and maturities of $342 million. Additionally, an increase in period-end market interest rates decreased the fair value of our period-end AFS securities portfolio by $54.2 million. The $54.2 million decrease in period-end fair value is reflected as a $32.3 million (net of tax) decrease in accumulated other comprehensive income. The average duration of our AFS securities portfolio was 2.1 years and 2.2 years at September 30, 2016 and June 30, 2016, respectively.

Held-to-Maturity Securities

Average HTM securities were $8.0 billion for the third quarter of 2016, compared to $8.4 billion for the second quarter of 2016, reflecting a decrease of $0.4 billion. Period-end HTM securities were $7.8 billion at September 30, 2016, compared to $8.2 billion at June 30, 2016. The $0.4 billion decrease for the three months ended September 30, 2016 was due primarily to portfolio paydowns and maturities of $463 million, partially offset by $60 million in new purchases of U.S. agency debentures. The average duration of our HTM securities portfolio was 2.7 years and 2.6 years at September 30, 2016 and June 30, 2016, respectively.

Non-Marketable and Other Securities

Our non-marketable and other securities portfolio primarily represents investments in venture capital and private equity funds, our China joint venture bank, debt funds, private and public portfolio companies and investments in qualified affordable housing projects.
Non-marketable and other securities decreased $38.9 million to $625.2 million ($503.8 million net of noncontrolling interests) at September 30, 2016, compared to $664.1 million ($542.3 million net of noncontrolling interests) at June 30, 2016. The net decrease of $38.9 million was due primarily to sales of investments within our qualified affordable housing projects portfolio totaling $44.8 million, partially offset by gains in our strategic and other investments portfolio.

Reconciliations of our non-GAAP non-marketable and other securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $0.4 billion to $18.6 billion for the third quarter of 2016, compared to $18.2 billion for the second quarter of 2016. Period-end loans (net of unearned income) increased by $0.3 billion to $19.1 billion at September 30, 2016, compared to $18.8 billion at June 30, 2016. Period-end and average loan growth came primarily from our private equity/venture capital portfolio as well as from our Private Bank.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million increased by $0.1 billion and totaled $8.5 billion and $8.4 billion at September 30, 2016 and June 30, 2016 , respectively, which represents 44.4 percent and 44.2 percent of total gross loans, respectively. Further details are provided under the section “Loan Concentrations."

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Nine months ended
(Dollars in thousands, except ratios)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Allowance for loan losses, beginning balance	$244,723	$230,249	$192,644	$217,613	$165,359
Provision for loan losses	18,950	36,333	33,403	88,624	66,368
Gross loan charge-offs	(24,616)	(20,676)	(29,118)	(71,466)	(39,339)
Loan recoveries	2,084	1,261	662	8,158	5,289
Foreign currency translation adjustments (1)	(576)	(2,444)	(84)	(2,364)	(170)
Allowance for loan losses, ending balance	$240,565	$244,723	$197,507	$240,565	$197,507
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.39%	0.77%	0.86%	0.62%	0.58%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.52	0.45	0.77	0.53	0.36
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.48	0.43	0.75	0.47	0.31
Allowance for loan losses as a percentage of period-end total gross loans	1.25	1.29	1.28	1.25	1.28
Period-end total gross loans	$19,228,928	$18,949,902	$15,429,941	$19,228,928	$15,429,941
Average total gross loans	18,762,144	18,310,189	15,026,206	18,067,893	14,537,874
Allowance for loan losses for nonaccrual loans	44,348	59,856	46,256	44,348	46,256
Nonaccrual loans	106,216	124,319	115,461	106,216	115,461

(1)
Reflects foreign currency translation adjustments within the allowance for loan losses. For periods prior to June 30, 2016, amounts were previously reported with loan recoveries and have been revised to conform to current period presentation.

Our allowance for loan losses was $240.6 million as of September 30, 2016, a decrease of $4.2 million from the end of the second quarter. As a percentage of total gross loans our allowance for loan losses was 1.25 percent at September 30, 2016 and 1.29 percent at June 30, 2016. Our allowance for loan losses for performing loans as a percentage of total gross performing loans increased five basis points to 1.03 percent at September 30, 2016.

The $4.2 million decrease in the allowance for loan losses compared to the end of the second quarter of 2016 was primarily due to decreases in specific reserves for nonaccrual loans, offset by additional reserves reflective of loan growth and a shift in the mix of our performing loan portfolio.

Our provision for loan losses was $19.0 million for the third quarter of 2016, which primarily reflects an $8.0 million increase in reserves for performing loans, $5.5 million for charge-offs that did not previously have a specific reserve, $4.0 million net reserves for nonaccrual loans and $2.8 million for loan growth. The net increase in reserves for nonaccrual loans includes a $5.5 million partial reserve release for one of our non-performing sponsored buyout loans due to credit improvement.

The allowance for loan losses for nonaccrual loans decreased by $15.5 million to $44.3 million in the third quarter of 2016. The decrease reflects $18.0 million of charge-offs of previously reserved nonaccrual loans as well as the $5.5 million partial reserve release, partially offset by $9.5 million in reserves for new nonaccrual loans. The $9.5 million of reserves for new nonaccrual loans was primarily attributable to Growth and early-stage client loans in our software and internet loan portfolio.

Gross loan charge-offs were $24.6 million for the third quarter of 2016 and included $14.2 million from two late-stage clients, all of which had been fully reserved. Remaining charge-offs were primarily from early-stage clients in our software and internet and hardware loan portfolios.

Nonaccrual loans were $106.2 million at September 30, 2016, compared to $124.3 million at June 30, 2016. Our nonaccrual loan balance decreased $18.1 million as a result of $19.1 million in charge-offs and $15.0 million in repayments, partially offset by $15.9 million in new nonaccrual loans. New nonaccrual loans of $15.9 million included $10.4 million related to Growth and early-stage client loans in our software and internet loan portfolio.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $81.0 billion for the third quarter of 2016, compared to $81.0 billion for the second quarter of 2016. Period-end total client funds were $81.5 billion at September 30, 2016, compared to $80.7 billion at June 30, 2016.

Deposits

Average deposits were $37.9 billion for the third quarter of 2016, compared to $38.2 billion for the second quarter of 2016. Period-end deposits were $38.2 billion at September 30, 2016, compared to $37.6 billion at June 30, 2016. The decrease in average deposits from the second quarter of 2016 to the third quarter of 2016 was due primarily to increased utilization of higher yielding off-balance sheet client investment funds by early-stage clients. The increase in period-end deposits was reflective of an increase in quarter-end activity by our private equity/venture capital clients.

Off-Balance Sheet Client Investment Funds

Average off-balance sheet client investment funds were $43.1 billion for the third quarter of 2016, compared to $42.9 billion for the second quarter of 2016. Period-end client investment funds were $43.3 billion at September 30, 2016, compared to $43.1 billion at June 30, 2016. The increases in period-end and average off-balance sheet client investment funds from the second quarter of 2016 to the third quarter of 2016 were attributable primarily to new and existing early stage clients' utilization of our higher-yielding off-balance sheet products managed by third-party sweep money market funds, partially offset by lower investment fund balances by our Corporate Finance clients as a result of continued M&A activity.
Short-term Borrowings

During the third quarter of 2016, we repaid $500 million in outstanding borrowings from our line of credit with the Federal Home Loan Bank ("FHLB").

Noninterest Income

Noninterest income was $144.1 million for the third quarter of 2016, compared to $112.8 million for the second quarter of 2016. Non-GAAP noninterest income, net of noncontrolling interests was $139.5 million for the third quarter of 2016, compared to $111.2 million for the second quarter of 2016. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures".)

The increase of $31.3 million ($28.3 million net of noncontrolling interests) in noninterest income from the second quarter of 2016 to the third quarter of 2016 was primarily attributable to higher net gains on our equity warrant assets, increases in non-GAAP core fee income and $6.7 million in additional other noninterest income related to carried interest for one of our unconsolidated funds. Items impacting noninterest income for the third quarter of 2016 were as follows:

•
Gains on investment securities of $23.2 million for the third quarter of 2016, compared to $23.3 million for the second quarter of 2016. Net of noncontrolling interests, non-GAAP net gains on investment securities were $18.4 million for the third quarter of 2016 compared to $21.6 million for the second quarter of 2016. The non-

GAAP net gains, net of noncontrolling interests, of $18.4 million for the third quarter of 2016 were driven by the following:

◦
Gains of $13.7 million from our strategic and other investments, comprised of gains of $7.2 million from valuation increases for one of our equity method fund investments as well as higher distributions from our strategic venture capital fund investments, and

◦	Gains of $4.3 million from our managed funds of funds, related primarily to net unrealized valuation increases due to M&A and IPO activity of investments held by the funds in the portfolio.
As of September 30, 2016, we directly or indirectly (through 5 of our consolidated managed investment funds) held investments in 296 venture capital funds, 94 companies and 4 debt funds.
The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests, for the three months ended September 30, 2016 and June 30, 2016, respectively:

	Three months ended September 30, 2016
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
GAAP gains (losses) on investment securities, net	$8,931	$390	$166	$(15)	$13,706	$23,178
Less: income attributable to noncontrolling interests, including carried interest	4,615	130	—	—	—	4,745
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$4,316	$260	$166	$(15)	$13,706	$18,433

	Three months ended June 30, 2016
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
GAAP gains (losses) on investment securities, net	$3,380	$(167)	$(220)	$12,328	$7,949	$23,270
Less: gains (losses) attributable to noncontrolling interests, including carried interest	1,640	(18)	—	—	—	1,622
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$1,740	$(149)	$(220)	$12,328	$7,949	$21,648

•
Net gains on derivative instruments were $19.7 million for the third quarter of 2016, compared to $8.8 million for the second quarter of 2016. The following table provides a summary of our net gains on derivative instruments:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net gains on equity warrant assets	$21,558	$5,089	$10,685	$33,252	$54,579
(Losses) gains on foreign exchange forward contracts, net:
(Losses) gains on client foreign exchange forward contracts, net	(3,194)	68	179	(8,780)	459
Gains (losses) on internal foreign exchange forward contracts, net	1,352	3,923	(218)	3,067	11,626
Total (losses) gains on foreign exchange forward contracts, net (1)	(1,842)	3,991	(39)	(5,713)	12,085
Net gains (losses) on other derivatives (2)	28	(282)	(402)	(692)	(374)
Total gains on derivative instruments, net	$19,744	$8,798	$10,244	$26,847	$66,290

(1)
Represents the change in the fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated instruments and forward contracts executed on behalf of clients. The changes in the fair value of foreign exchange forward contracts are offset by the revaluation of foreign currency denominated instruments which are included in the line item "Other" within noninterest income.

(2)	Represents primarily the change in the fair value of our client interest rate derivatives and our interest rate swaps.

◦	Net gains of $19.7 million on derivative instruments for the third quarter of 2016 were attributable primarily to the following:

•	Net gains on equity warrant assets of $21.6 million, reflective of the following:

◦
Net gains of $16.8 million from changes in warrant valuations in the third quarter of 2016 compared to net gains of $7.3 million for the second quarter of 2016, primarily reflective of an increase in the valuation of one public company as well as warrant valuation gains in our private company warrant portfolio.

◦
Net gains of $5.9 million from exercises of equity warrant assets during the quarter, compared to net losses of $1.5 million for the second quarter of 2016, primarily reflective of increased IPO and M&A activity in the portfolio.

At September 30, 2016, we held warrants in 1,719 companies with a total value of $145.3 million. Warrants in 18 companies each had values greater than $1.0 million and collectively represented 36 percent of the fair value of the total warrant portfolio at September 30, 2016. The gains from our equity warrants resulting from changes in warrant valuations are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity, and legal and contractual restrictions on our ability to sell the underlying securities.

•
Net losses of $3.2 million on client foreign exchange forward contracts for the third quarter of 2016, compared to net gains of $0.1 million for the second quarter of 2016. The net losses of $3.2 million were offset by net gains of $3.5 million from the revaluation of foreign currency denominated cash that are included in the line item "Other" within noninterest income.

•
Net gains of $1.4 million on internal foreign exchange forward contracts used to economically reduce our foreign exchange exposure to foreign currency denominated instruments for the third quarter of 2016, compared to net gains of $3.9 million for the second quarter of 2016. The net gains of $1.4 million were driven by the continued strengthening of the U.S. dollar against various foreign currencies during the third quarter of 2016 and were offset by net losses of $1.4 million from the revaluation of foreign currency denominated instruments that are included in the line item "Other" within noninterest income.

Non-GAAP core fee income (foreign exchange fees, credit card fees, deposit service charges, lending related fees, client investment fees and letters of credit fees) increased $6.0 million to $80.5 million for the third quarter of 2016, compared to $74.5 million for the second quarter of 2016. Reconciliations of our non-GAAP noninterest income, non-GAAP core fee income and non-GAAP net gains on investment securities are provided under the section “Use of Non-GAAP Financial Measures.”
The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Non-GAAP core fee income:
Foreign exchange fees	$25,944	$24,088	$22,995	$76,998	$63,037
Credit card fees	18,295	15,424	14,536	49,226	40,841
Deposit service charges	13,356	13,114	12,272	39,142	34,309
Client investment fees	7,952	8,012	5,683	23,959	15,429
Lending related fees	8,168	7,802	7,561	23,783	23,746
Letters of credit and standby letters of credit fees	6,811	6,014	5,341	18,414	15,315
Total Non-GAAP core fee income	$80,526	$74,454	$68,388	$231,522	$192,677

The increase in non-GAAP core fee income from the second quarter of 2016 to the third quarter of 2016 was primarily the result of an increase in credit card fees, foreign exchange fees and letters of credit and standby letters of credit fees. Credit card fees increased $2.9 million primarily due to a one-time reclassification of $1.8 million in revenues previously reported in other noninterest expense related to certain of our merchant services client contracts, with the remaining increase primarily reflective of increased interchange fee income due to higher transactional volumes. Foreign exchange fees increased $1.9 million primarily due to the increase in the number of clients actively managing currency exposure as a result of the recent volatility in the currency markets following the United Kingdom's vote to withdraw from the European Union ("Brexit").
Noninterest Expense

Noninterest expense was $221.8 million for the third quarter of 2016, compared to $200.4 million for the second quarter of 2016. The increase of $21.4 million in noninterest expense was due primarily to a $21.0 million increase in compensation and benefits expense.

The following table provides a summary of our compensation and benefits expense:

	Three months ended			Nine months ended
(Dollars in thousands, except employees)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Compensation and benefits:
Salaries and wages	$62,636	$60,353	$55,383	$182,375	$158,456
Incentive compensation plans	36,874	22,644	23,789	84,484	87,399
Employee stock ownership plan ("ESOP")	1,381	(365)	1,660	2,678	6,462
Other employee incentives and benefits (1)	35,677	32,948	28,513	104,873	97,713
Total compensation and benefits	$136,568	$115,580	$109,345	$374,410	$350,030
Period-end full-time equivalent employees	2,280	2,188	2,054	2,280	2,054
Average full-time equivalent employees	2,255	2,182	2,030	2,199	1,981

(1)
Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

The $21.0 million increase in total compensation and benefits expense consists primarily of the following:

•
An increase of $16.0 million in expense related to incentive compensation plans and ESOP, which reflects our current expectations for our internal performance targets for the full year of 2016, and represents the cumulative amount on a year-to-date basis,

•
An increase of $2.7 million in total other employee incentives and benefits, primarily related to increased market valuations in the underlying investment securities associated with our deferred compensation plan and increased warrant incentive compensation expenses attributable to large gains from two warrants, and

•	An increase of $2.3 million in salaries and wages primarily due to an increase in the number of average full-time equivalent employees ("FTE") by 73 to 2,255 FTEs for the third quarter of 2016.
Non-GAAP noninterest expense, net of noncontrolling interests was $221.7 million for the third quarter of 2016, compared to $200.1 million for the second quarter of 2016. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”
Income Tax Expense

Our effective tax rate was 40.9 percent for the third quarter of 2016, compared to 41.2 percent for the second quarter of 2016. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net interest income (1)	$(4)	$(55)	$(2)	$(62)	$(6)
Noninterest income (1)	(3,721)	(1,176)	(4,608)	(1,144)	(26,043)
Noninterest expense (1)	117	258	116	284	650
Carried interest allocation (2)	(958)	(443)	(1,735)	(2,483)	(3,020)
Net income attributable to noncontrolling interests	$(4,566)	$(1,416)	$(6,229)	$(3,405)	$(28,419)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net income attributable to noncontrolling interests was $4.6 million for the third quarter of 2016, compared to $1.4 million for the second quarter of 2016. Net income attributable to noncontrolling interests of $4.6 million for the third quarter of 2016 was primarily a result of $4.7 million of net gains on investment securities (including carried interests), of which, $4.6 million was from our managed funds of funds portfolio due to net unrealized valuation increases, driven by increased M&A and IPO activity, of investments held by the funds in the portfolio.
SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $87 million to $3.6 billion at September 30, 2016, due to net income of $111 million and an increase in additional paid-in capital of $10 million attributable primarily to amortization of share-based compensation partially offset by a $33 million decrease in accumulated other comprehensive income. Accumulated other comprehensive income decreased $33 million due to a $54 million decrease in the fair value of our AFS securities portfolio ($32 million, net of tax) from increased market interest rates at period-end.

Capital Ratios

SVB Financial’s risk-based capital ratios (CET 1, tier 1 and total risk-based capital) increased as of September 30, 2016, compared to the same ratios as of June 30, 2016. The increases were a result of the proportionally higher increase in our capital compared to the increases in risk-weighted assets during the third quarter of 2016. Increased capital was reflective primarily of quarterly earnings. The growth in risk-weighted assets was primarily from loan growth and higher unfunded commitments, partially offset by a decrease in AFS and HTM investment securities. SVB Financial's and the Bank's tier 1 leverage ratios increased 27 basis points and 18 basis points, respectively, as of September 30, 2016, compared to June 30, 2016. The higher tier 1 leverage ratios were reflective primarily of the increase in tier 1 capital from quarterly earnings.

All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for all capital ratios.

Outlook for the Year Ending December 31, 2016 and Preliminary 2017 Outlook for Selected Items

Our outlook for the year ending December 31, 2016, and our preliminary outlook for selected items for the year ending December 31, 2017, are provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide our outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the full year ending December 31, 2016, compared to our full year 2015 results, we currently expect the following outlook: (Note that the outlook below includes the impact of the December 16, 2015 increase of the target federal funds rate by the Federal Reserve of 25 basis points, but no other interest rate changes during 2016.)

	Current full year 2016 outlook compared to 2015 results (as of October 20, 2016)	Change in outlook compared to outlook reported as of July 21, 2016
Average loan balances	Increase at a percentage rate in the mid-twenties	No change from previous outlook
Average deposit balances	Increase at a percentage rate in the mid-single digits	No change from previous outlook
Net interest income (1)	Increase at a percentage rate in the mid-teens	No change from previous outlook
Net interest margin (1)	Between 2.60% and 2.80%	No change from previous outlook
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2015 levels	No change from previous outlook
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Between 0.40% and 0.60% of total gross loans	Outlook decreased from between 0.60% and 1.00% of total gross loans
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the high teens	Outlook decreased from a percentage rate in the low twenties
Noninterest expense (excluding expenses related to noncontrolling interests) (3) (4)	Increase at a percentage rate in the high single digits	No change from previous outlook

Preliminary 2017 Outlook for Selected Items

Our preliminary full year 2017 outlook for selected items provided below is based on various management assumptions, including: (a) no increase in market interest rates, and (b) no material deterioration in the overall economy. For the full year ending December 31, 2017 compared to our full year 2016 expected results, we currently expect the following percentage rate increases:

(1) average loan balance growth in the high teens,
(2) average deposit balance growth in the mid to high single digits,
(3) net interest income growth in the low double digits (assuming no federal reserve rate increases),
(4) net loan charge-offs between 0.30% and 0.50% of average total gross loans,
(5) non-GAAP core fee income2 growth in the mid to high teens, and
(6) non-GAAP noninterest expense3 growth (excluding expenses related to noncontrolling interests) in the high single digits.

Our 2017 outlook is preliminary and subject to change.

(1)
Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)
Core fee income is a non-GAAP measure, which represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income to GAAP noninterest income for fiscal 2016 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(3)
Noninterest expense (excluding expenses related to noncontrolling interests) is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense (excluding expenses related to noncontrolling interests) to GAAP noninterest expense for fiscal 2016 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(4)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” "assume," “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Outlook for the Year Ending December 31, 2016 and Preliminary 2017 Outlook for Selected Items” above, we make forward-looking statements discussing management’s expectations about, among other things, economic conditions; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including potential investment gains; loan growth, loan mix and loan yields; expense levels; and financial results (and the components of such results) for certain quarters in, and for the full years 2016 and 2017.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•
deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of IPO and M&A activities);

•	changes in the volume and credit quality of our loans;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;

•	changes in our deposit levels;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•
changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	accounting changes, as required by GAAP; and

•	regulatory or legal changes or their impact on us, including the impact of the Volcker Rule.

For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On October 20, 2016, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended September 30, 2016. The conference call can be accessed by dialing (888) 771-4371 or (847) 585-4405, and entering the passcode “43560605.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, October 20, 2016, through 9:59 p.m. (Pacific Time) on Saturday November 19, 2016, and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode “43560605.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, October 20, 2016.

About SVB Financial Group

For more than 30 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial and private banking, asset management, private wealth management, brokerage and investment services, funds management and business valuation services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at svb.com.

SVB Financial Group is the holding company for all business units and groups ©2016 SVB Financial Group. All rights reserved. Member Federal Reserve System. SVB, SVB Financial Group, Silicon Valley Bank and the chevron device are registered trademarks.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except share data)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Interest income:
Loans	$214,227	$205,287	$174,993	$617,456	$507,746
Investment securities:
Taxable	83,468	86,603	87,609	261,121	253,496
Non-taxable	522	575	707	1,693	2,220
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	2,196	1,527	1,482	5,793	4,071
Total interest income	300,413	293,992	264,791	886,063	767,533
Interest expense:
Deposits	1,535	1,261	1,158	3,984	4,283
Borrowings	9,717	9,395	8,973	28,161	25,894
Total interest expense	11,252	10,656	10,131	32,145	30,177
Net interest income	289,161	283,336	254,660	853,918	737,356
Provision for loan losses	18,950	36,333	33,403	88,624	66,368
Net interest income after provision for loan losses	270,211	247,003	221,257	765,294	670,988
Noninterest income:
Gains on investment securities, net	23,178	23,270	18,768	41,764	77,006
Gains on derivative instruments, net	19,744	8,798	10,244	26,847	66,290
Foreign exchange fees	25,944	24,088	22,995	76,998	63,037
Credit card fees	18,295	15,424	14,536	49,226	40,841
Deposit service charges	13,356	13,114	12,272	39,142	34,309
Client investment fees	7,952	8,012	5,683	23,959	15,429
Lending related fees	8,168	7,802	7,561	23,783	23,746
Letters of credit and standby letters of credit fees	6,811	6,014	5,341	18,414	15,315
Other	20,692	6,254	11,077	42,917	22,315
Total noninterest income	144,140	112,776	108,477	343,050	358,288
Noninterest expense:
Compensation and benefits	136,568	115,580	109,345	374,410	350,030
Professional services	23,443	25,516	21,137	67,959	58,834
Premises and equipment	16,291	16,586	12,356	47,861	36,800
Business development and travel	8,504	9,327	8,028	30,077	28,904
Net occupancy	9,525	9,359	8,548	28,919	24,010
FDIC and state assessments	7,805	6,892	6,954	21,624	18,705
Correspondent bank fees	3,104	2,713	3,070	9,469	9,775
Provision for unfunded credit commitments	1,054	413	1,047	1,601	249
Other	15,533	13,966	14,270	44,292	42,101
Total noninterest expense	221,827	200,352	184,755	626,212	569,408
Income before income tax expense	192,524	159,427	144,979	482,132	459,868
Income tax expense	76,877	65,047	57,017	195,508	175,057
Net income before noncontrolling interests	115,647	94,380	87,962	286,624	284,811
Net income attributable to noncontrolling interests	(4,566)	(1,416)	(6,229)	(3,405)	(28,419)
Net income available to common stockholders	$111,081	$92,964	$81,733	$283,219	$256,392
Earnings per common share—basic	$2.13	$1.79	$1.59	$5.46	$5.00
Earnings per common share—diluted	2.12	1.78	1.57	5.42	4.94
Weighted average common shares outstanding—basic	52,046,199	51,830,823	51,479,026	51,841,865	51,253,758
Weighted average common shares outstanding—diluted	52,413,104	52,187,201	52,048,331	52,229,173	51,878,170

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	September 30, 2016	June 30, 2016	September 30, 2015
Assets:
Cash and cash equivalents	$2,521,319	$1,854,457	$1,674,145
Available-for-sale securities, at fair value (cost $12,514,893, $12,853,624, and $15,167,233, respectively)	12,665,697	13,058,617	15,307,661
Held-to-maturity securities, at cost (fair value $7,885,333, $8,322,048, and $8,367,003, respectively)	7,791,949	8,200,443	8,306,526
Non-marketable and other securities	625,178	664,054	650,555
Investment securities	21,082,824	21,923,114	24,264,742
Loans, net of unearned income	19,112,265	18,833,778	15,314,580
Allowance for loan losses	(240,565)	(244,723)	(197,507)
Net loans	18,871,700	18,589,055	15,117,073
Premises and equipment, net of accumulated depreciation and amortization	115,014	110,485	94,652
Accrued interest receivable and other assets	683,180	655,543	580,370
Total assets	$43,274,037	$43,132,654	$41,730,982
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$31,028,974	$30,287,849	$28,658,963
Interest-bearing deposits	7,160,442	7,308,718	8,390,454
Total deposits	38,189,416	37,596,567	37,049,417
Short-term borrowings	2,421	503,219	3,756
Other liabilities	562,912	602,746	566,370
Long-term debt	795,971	796,329	797,211
Total liabilities	39,550,720	39,498,861	38,416,754
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 52,061,435 shares, 52,025,673 shares, and 51,488,985 shares outstanding, respectively	52	52	51
Additional paid-in capital	1,219,555	1,209,821	1,171,649
Retained earnings	2,276,865	2,165,784	1,906,135
Accumulated other comprehensive income	96,579	129,921	97,064
Total SVBFG stockholders’ equity	3,593,051	3,505,578	3,174,899
Noncontrolling interests	130,266	128,215	139,329
Total equity	3,723,317	3,633,793	3,314,228
Total liabilities and total equity	$43,274,037	$43,132,654	$41,730,982

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	September 30, 2016			June 30, 2016			September 30, 2015
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,404,006	$2,196	0.36%	$1,796,679	$1,527	0.34%	$2,618,582	$1,482	0.22%
Investment securities: (2)
Available-for-sale securities:
Taxable	12,743,715	44,741	1.40	13,399,323	46,108	1.38	15,035,114	49,027	1.29
Held-to-maturity securities:
Taxable	7,947,983	38,727	1.94	8,321,790	40,495	1.96	7,803,045	38,582	1.96
Non-taxable (3)	55,842	803	5.72	61,045	884	5.82	75,918	1,087	5.68
Total loans, net of unearned income (4) (5)	18,647,194	214,227	4.57	18,199,259	205,287	4.54	14,916,652	174,993	4.65
Total interest-earning assets	41,798,740	300,694	2.86	41,778,096	294,301	2.83	40,449,311	265,171	2.60
Cash and due from banks	317,044			259,054			349,072
Allowance for loan losses	(247,657)			(239,727)			(200,683)
Other assets (6)	1,583,202			1,572,607			1,416,520
Total assets	$43,451,329			$43,370,030			$42,014,220
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$308,345	$60	0.08%	$309,733	$60	0.08%	$276,221	$55	0.08%
Money market deposits	5,592,603	1,316	0.09	5,975,948	1,035	0.07	6,090,936	866	0.06
Money market deposits in foreign offices	199,539	20	0.04	128,565	15	0.05	192,859	20	0.04
Time deposits	50,351	12	0.09	59,485	16	0.11	68,875	28	0.16
Sweep deposits in foreign offices	1,236,602	127	0.04	1,343,803	135	0.04	1,962,448	189	0.04
Total interest-bearing deposits	7,387,440	1,535	0.08	7,817,534	1,261	0.06	8,591,339	1,158	0.05
Short-term borrowings	513,446	663	0.51	302,527	360	0.48	6,956	3	0.17
3.50% Senior Notes	346,848	3,141	3.60	346,771	3,140	3.64	346,541	3,138	3.59
5.375% Senior Notes	347,345	4,847	5.55	347,204	4,845	5.61	346,788	4,839	5.54
Junior Subordinated Debentures	54,566	830	6.05	54,610	832	6.13	54,650	831	6.03
6.05% Subordinated Notes	47,421	236	1.98	47,866	218	1.83	49,298	162	1.30
Total interest-bearing liabilities	8,697,066	11,252	0.51	8,916,512	10,656	0.48	9,395,572	10,131	0.43
Portion of noninterest-bearing funding sources	33,101,674			32,861,584			31,053,739
Total funding sources	41,798,740	11,252	0.11	41,778,096	10,656	0.10	40,449,311	10,131	0.10
Noninterest-bearing funding sources:
Demand deposits	30,522,314			30,342,425			28,791,728
Other liabilities	517,066			528,274			556,935
SVBFG stockholders’ equity	3,586,196			3,451,702			3,131,687
Noncontrolling interests	128,687			131,117			138,298
Portion used to fund interest-earning assets	(33,101,674)			(32,861,584)			(31,053,739)
Total liabilities and total equity	$43,451,329			$43,370,030			$42,014,220
Net interest income and margin		$289,442	2.75%		$283,645	2.73%		$255,040	2.50%
Total deposits	$37,909,754			$38,159,959			$37,383,067
Average SVBFG stockholders’ equity as a percentage of average assets			8.25%			7.96%			7.45%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(281)			(309)			(380)
Net interest income, as reported		$289,161			$283,336			$254,660

(1)
Includes average interest-earning deposits in other financial institutions of $760 million, $633 million and $446 million; and $1.6 billion, $1.1 billion and $2.1 billion deposited at the Federal Reserve Bank, earning interest at the Fed Funds target rate, for the quarters ended September 30, 2016, June 30, 2016 and September 30, 2015, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $28.4 million, $24.2 million and $24.7 million for the quarters ended September 30, 2016, June 30, 2016 and September 30, 2015, respectively.

(6)
Average investment securities of $804 million, $824 million and $739 million for the quarters ended September 30, 2016, June 30, 2016 and September 30, 2015, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Nine months ended
	September 30, 2016			September 30, 2015
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,111,619	$5,793	0.37%	$2,086,409	$4,071	0.26%
Investment securities: (2)
Available-for-sale securities:
Taxable	13,608,722	140,932	1.38	14,140,044	139,734	1.32
Held-to-maturity securities:
Taxable	8,287,043	120,189	1.94	7,617,112	113,762	2.00
Non-taxable (3)	60,147	2,605	5.79	80,190	3,416	5.70
Total loans, net of unearned income (4) (5)	17,955,497	617,456	4.59	14,431,785	507,746	4.70
Total interest-earning assets	42,023,028	886,975	2.82	38,355,540	768,729	2.68
Cash and due from banks	326,144			302,251
Allowance for loan losses	(237,613)			(184,119)
Other assets (6)	1,558,157			1,433,017
Total assets	$43,669,716			$39,906,689
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$310,505	$181	0.08%	$251,605	$228	0.12%
Money market deposits	5,887,627	3,297	0.07	6,021,622	3,306	0.07
Money market deposits in foreign offices	153,593	50	0.04	196,200	58	0.04
Time deposits	59,069	51	0.12	90,939	126	0.19
Sweep deposits in foreign offices	1,339,077	405	0.04	1,943,565	565	0.04
Total interest-bearing deposits	7,749,871	3,984	0.07	8,503,931	4,283	0.07
Short-term borrowings	287,735	1,065	0.49	25,505	28	0.15
3.50% Senior Notes	346,771	9,421	3.63	310,956	8,401	3.61
5.375% Senior Notes	347,205	14,534	5.59	346,656	14,511	5.60
Junior Subordinated Debentures	54,610	2,493	6.10	54,786	2,496	6.09
6.05% Subordinated Notes	47,859	648	1.81	49,621	458	1.23
Total interest-bearing liabilities	8,834,051	32,145	0.49	9,291,455	30,177	0.43
Portion of noninterest-bearing funding sources	33,188,977			29,064,085
Total funding sources	42,023,028	32,145	0.10	38,355,540	30,177	0.11
Noninterest-bearing funding sources:
Demand deposits	30,694,119			26,909,422
Other liabilities	556,568			539,787
SVBFG stockholders’ equity	3,453,904			3,022,086
Noncontrolling interests	131,074			143,939
Portion used to fund interest-earning assets	(33,188,977)			(29,064,085)
Total liabilities and total equity	$43,669,716			$39,906,689
Net interest income and margin		$854,830	2.72%		$738,552	2.57%
Total deposits	$38,443,990			$35,413,353
Average SVBFG stockholders’ equity as a percentage of average assets			7.91%			7.57%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(912)			(1,196)
Net interest income, as reported		$853,918			$737,356

(1)
Includes average interest-earning deposits in other financial institutions of $653 million and $467 million for the nine months ended September 30, 2016 and 2015, respectively. The balance also includes $1.4 billion and $1.5 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate for the nine months ended September 30, 2016 and 2015, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $78.1 million and $71.4 million for the nine months ended September 30, 2016 and 2015, respectively.

(6)
Average investment securities of $803 million and $761 million for the nine months ended September 30, 2016 and 2015, respectively, were classified as other assets as they are noninterest-earning assets. These investments consisted primarily of non-marketable and other securities.

Gains on Equity Warrant Assets

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Equity warrant assets (1):
Gains (losses) on exercises, net	$5,931	$(1,487)	$2,173	$13,808	$26,363
Cancellations and expirations	(1,161)	(769)	(412)	(2,545)	(818)
Changes in fair value, net	16,788	7,345	8,924	21,989	29,034
Total net gains on equity warrant assets (2)	$21,558	$5,089	$10,685	$33,252	$54,579

(1)
At September 30, 2016, we held warrants in 1,719 companies, compared to 1,697 companies at June 30, 2016 and 1,625 companies at September 30, 2015. The total value of our warrant portfolio was $145 million at September 30, 2016 compared to $130 million at both June 30, 2016 and September 30, 2015. Warrants in 18 companies each had values greater than $1.0 million and collectively represented 36 percent of the fair value of the total warrant portfolio at September 30, 2016.

(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Nine months ended
(Shares in thousands)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Weighted average common shares outstanding—basic	52,046	51,831	51,479	51,842	51,254
Effect of dilutive securities:
Stock options and employee stock purchase plan	233	238	382	245	411
Restricted stock units	134	118	187	142	213
Total effect of dilutive securities	367	356	569	387	624
Weighted average common shares outstanding—diluted	52,413	52,187	52,048	52,229	51,878
SVB Financial and Bank Capital Ratios

	September 30, 2016	June 30, 2016	September 30, 2015
SVB Financial:
CET 1 risk-based capital ratio	12.75%	12.43%	12.48%
Tier 1 risk-based capital ratio	13.21	12.89	13.07
Total risk-based capital ratio	14.22	13.92	14.05
Tier 1 leverage ratio	8.35	8.08	7.67
Tangible common equity to tangible assets ratio (1)	8.30	8.13	7.61
Tangible common equity to risk-weighted assets ratio (1)	13.11	12.91	12.87
Silicon Valley Bank:
CET 1 risk-based capital ratio	12.77%	12.57%	12.79%
Tier 1 risk-based capital ratio	12.77	12.57	12.79
Total risk-based capital ratio	13.83	13.65	13.85
Tier 1 leverage ratio	7.74	7.56	7.13
Tangible common equity to tangible assets ratio (1)	7.98	7.90	7.42
Tangible common equity to risk-weighted assets ratio (1)	13.14	13.07	13.21

(1)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	September 30, 2016	June 30, 2016	September 30, 2015
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software and internet	$1,856,454	$1,967,503	$1,895,605
Hardware	452,903	442,000	338,720
Private equity/venture capital	5,148,083	4,901,534	2,897,115
Life science/healthcare	664,041	620,409	527,259
Premium wine (1)	18,095	41,149	16,701
Other	160,989	165,087	99,825
Total commercial loans	8,300,565	8,137,682	5,775,225
Real estate secured loans:
Premium wine (1)	105,092	106,683	65,101
Consumer (2)	—	—	—
Other	21,333	21,533	22,133
Total real estate secured loans	126,425	128,216	87,234
Consumer loans (2)	101,392	105,717	97,501
Total loans individually equal to or greater than $20 million	$8,528,382	$8,371,615	$5,959,960
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software and internet	$3,575,853	$3,603,450	$3,424,451
Hardware	703,202	689,574	632,195
Private equity/venture capital	2,317,563	2,228,229	1,714,838
Life science/healthcare	1,081,369	1,173,471	1,085,421
Premium wine	173,496	151,420	178,747
Other	210,141	216,056	198,373
Total commercial loans	8,061,624	8,062,200	7,234,025
Real estate secured loans:
Premium wine	577,220	531,856	568,656
Consumer	1,834,370	1,747,144	1,443,170
Other	22,908	23,138	16,250
Total real estate secured loans	2,434,498	2,302,138	2,028,076
Construction loans	64,911	80,044	92,729
Consumer loans	139,513	133,905	115,151
Total loans individually less than $20 million	$10,700,546	$10,578,287	$9,469,981
Total gross loans	$19,228,928	$18,949,902	$15,429,941
Loans individually equal to or greater than $20 million as a percentage of total gross loans	44.4%	44.2%	38.6%
Total clients with loans individually equal to or greater than $20 million	223	228	165
Loans individually equal to or greater than $20 million on nonaccrual status	$77,408	$81,890	$84,588

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

(Dollars in thousands, except ratios)	September 30, 2016	June 30, 2016	September 30, 2015
Gross nonaccrual, past due, and restructured loans:
Nonaccrual loans	$106,216	$124,319	$115,461
Loans past due 90 days or more still accruing interest	125	412	169
Total nonperforming loans	106,341	124,731	115,630
OREO and other foreclosed assets	—	—	—
Total nonperforming assets	$106,341	$124,731	$115,630
Nonperforming loans as a percentage of total gross loans	0.55%	0.66%	0.75%
Nonperforming assets as a percentage of total assets	0.25	0.29	0.28
Allowance for loan losses	$240,565	$244,723	$197,507
As a percentage of total gross loans	1.25%	1.29%	1.28%
As a percentage of total gross nonperforming loans	226.22	196.20	170.81
Allowance for loan losses for nonaccrual loans	$44,348	$59,856	$46,256
As a percentage of total gross loans	0.23%	0.32%	0.30%
As a percentage of total gross nonperforming loans	41.70	47.99	40.00
Allowance for loan losses for total gross performing loans	$196,217	$184,867	$151,251
As a percentage of total gross loans	1.02%	0.98%	0.98%
As a percentage of total gross performing loans	1.03	0.98	0.99
Total gross loans	$19,228,928	$18,949,902	$15,429,941
Total gross performing loans	19,122,587	18,825,171	15,314,311
Reserve for unfunded credit commitments (1)	35,924	34,889	36,631
As a percentage of total unfunded credit commitments	0.22%	0.23%	0.23%
Total unfunded credit commitments (2)	$16,297,086	$15,502,488	$16,087,307

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds(1)

	Three months ended			Nine months ended
(Dollars in millions)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Client directed investment assets	$6,846	$7,248	$8,392	$7,137	$7,752
Client investment assets under management (2)	20,692	21,222	20,943	21,215	19,305
Sweep money market funds	15,567	14,413	12,638	14,468	10,765
Total average client investment funds	$43,105	$42,883	$41,973	$42,820	$37,822

Period-end Off-Balance Sheet Client Investment Funds(1)

	Period-end balances at
(Dollars in millions)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Client directed investment assets	$6,262	$7,117	$7,512	$7,527	$8,487
Client investment assets under management (2)	20,819	20,508	21,431	22,454	21,823
Sweep money market funds	16,263	15,447	13,331	14,011	13,257
Total period-end client investment funds	$43,344	$43,072	$42,274	$43,992	$43,567

(1)	Off-Balance sheet client investment funds are maintained at third-party financial institutions.

(2)	These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. We adopted ASU 2015-02, Amendments to the Consolidation Analysis, related to our consolidated variable interest entities effective January 1, 2015. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total revenue, after adjusting both amounts by income (losses) and expense attributable to noncontrolling interests, adjustments to net interest income for a taxable equivalent basis and the losses noted above for applicable periods.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains (losses) on investment securities, net, gains (losses) on derivative instruments, net, and other noninterest income items.

	Three months ended					Nine months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	September 30, 2016	September 30, 2015
GAAP noninterest income	$144,140	$112,776	$86,134	$114,506	$108,477	$343,050	$358,288
Less: income (losses) attributable to noncontrolling interests, including carried interest	4,679	1,619	(2,671)	2,673	6,343	3,627	29,063
Non-GAAP noninterest income, net of noncontrolling interests	$139,461	$111,157	$88,805	$111,833	$102,134	$339,423	$329,225

	Three months ended					Nine months ended
Non-GAAP core fee income (Dollars in thousands)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	September 30, 2016	September 30, 2015
GAAP noninterest income	$144,140	$112,776	$86,134	$114,506	$108,477	$343,050	$358,288
Less: gains (losses) on investment securities, net	23,178	23,270	(4,684)	12,439	18,768	41,764	77,006
Less: gains (losses) on derivative instruments, net	19,744	8,798	(1,695)	17,515	10,244	26,847	66,290
Less: other noninterest income	20,692	6,254	15,971	11,847	11,077	42,917	22,315
Non-GAAP core fee income	$80,526	$74,454	$76,542	$72,705	$68,388	$231,522	$192,677

	Three months ended					Nine months ended
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	September 30, 2016	September 30, 2015
GAAP net gains (losses) on investment securities	$23,178	$23,270	$(4,684)	$12,439	$18,768	$41,764	$77,006
Less: income (losses) attributable to noncontrolling interests, including carried interest	4,745	1,622	(2,716)	2,803	6,102	3,651	29,309
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$18,433	$21,648	$(1,968)	$9,636	$12,666	$38,113	$47,697

	Three months ended					Nine months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	September 30, 2016	September 30, 2015
GAAP noninterest expense	$221,827	$200,352	$204,033	$208,608	$184,755	$626,212	$569,408
Less: expense attributable to noncontrolling interests	117	258	(91)	178	116	284	650
Non-GAAP noninterest expense, net of noncontrolling interests	$221,710	$200,094	$204,124	$208,430	$184,639	$625,928	$568,758
GAAP net interest income	$289,161	$283,336	$281,421	$269,069	$254,660	$853,918	$737,356
Adjustments for taxable equivalent basis	281	309	322	368	380	912	1,196
Non-GAAP taxable equivalent net interest income	$289,442	$283,645	$281,743	$269,437	$255,040	$854,830	$738,552
Less: net interest income attributable to noncontrolling interests	4	55	3	2	2	62	6
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	$289,438	$283,590	$281,740	$269,435	$255,038	$854,768	$738,546
GAAP noninterest income	$144,140	$112,776	$86,134	$114,506	$108,477	$343,050	$358,288
Non-GAAP noninterest income, net of noncontrolling interests	139,461	111,157	88,805	111,833	102,134	339,423	329,225
GAAP total revenue	$433,301	$396,112	$367,555	$383,575	$363,137	$1,196,968	$1,095,644
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$428,899	$394,747	$370,545	$381,268	$357,172	$1,194,191	$1,067,771
GAAP operating efficiency ratio	51.19%	50.58%	55.51%	54.39%	50.88%	52.32%	51.97%
Non-GAAP, net of noncontrolling interests operating efficiency ratio	51.69	50.69	55.09	54.67	51.69	52.41	53.27

Non-GAAP non-marketable and other securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
GAAP non-marketable and other securities	$625,178	$664,054	$668,497	$674,946	$650,555
Less: amounts attributable to noncontrolling interests	121,397	121,803	123,158	126,389	129,417
Non-GAAP non-marketable and other securities, net of noncontrolling interests	$503,781	$542,251	$545,339	$548,557	$521,138

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
GAAP SVBFG stockholders’ equity	$3,593,051	$3,505,578	$3,381,044	$3,198,134	$3,174,899
Tangible common equity	$3,593,051	$3,505,578	$3,381,044	$3,198,134	$3,174,899
GAAP total assets	$43,274,037	$43,132,654	$43,573,902	$44,686,703	$41,730,982
Tangible assets	$43,274,037	$43,132,654	$43,573,902	$44,686,703	$41,730,982
Risk-weighted assets	$27,407,756	$27,145,857	$26,382,154	$25,919,594	$24,666,658
Tangible common equity to tangible assets	8.30%	8.13%	7.76%	7.16%	7.61%
Tangible common equity to risk-weighted assets	13.11	12.91	12.82	12.34	12.87

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Tangible common equity	$3,405,028	$3,359,097	$3,246,536	$3,059,045	$3,048,933
Tangible assets	$42,651,702	$42,522,293	$42,990,146	$44,045,967	$41,073,120
Risk-weighted assets	$25,909,301	$25,691,978	$24,922,140	$24,301,043	$23,072,656
Tangible common equity to tangible assets	7.98%	7.90%	7.55%	6.95%	7.42%
Tangible common equity to risk-weighted assets	13.14	13.07	13.03	12.59	13.21